Exhibit 10.4

Equity Incentive Agreement entered by and between the Fifth Season (Zhejiang) Technology Co., Ltd.
and Zhiyong Yang

Party A: The Fifth Season (Zhejiang) Technology Co., Ltd

Party B: Zhiyong Yang

  General Information
  Pursuant to the contract entered on January 12, 2010, Party A will set up a project company to run e-commerce business, invest no less than RMB 15,000 thousand yuan among three years and hired Party B as the director. Party B is prohibited to work for other same or similar industries during his service for Party A and within one year after his departure. The work period is from January 15, 2010 to January 14, 2013.
  Main Content
  Party B is in charge of the setting up of the team of management for the project company (Part B Team)
  The temporary name of the project company will be: The Fifth Season (Zhejiang) Technology Co., Ltd, which temporarily locates in Room 17 3rd Floor, No. 1 Caihe Wuan Road, Jianggan District, Hangzhou, Zhejiang. The business scope will be internet technology consultation, internet service and e-commerce.
  Party B’s monthly salary shall be RMB 15,000 yuan, 8000 yuan of which shall be paid monthly and 7000 yuan of which shall be paid as performance pay at the end of the year.
  Party B shall be awarded no more than 10% of the net profit of the previous year and Party B Team will be awarded 40%.
  Upon the establishment of the project company, Party B shall get 12% and Party B Team shall get 28% of the equity of the project company as equity incentive arrangement.
  Withdrawal of Share
  Party A shall terminate this agreement and Party B’s equity of the project company shall be deprived for free if: the employment contract between Party B and the project company be terminated because of Party B’s reason; Party B’s non due diligence results in the loss of the project company; Party B violate the non- competition clauses; Party B seek personal profit through the project company; and Party B cannot reach the target of performance valuation in two consecutive years.
  Party A shall terminate this agreement and Party B’s equity of the project company shall be retrieved at the consideration of the net asset of the equity if: Party A and Party B agree to terminate this agreement; or Party A terminate this agreement in the event of the bad performance of Party B.

Breach of the Contract

  When any Party of the contract breaches the contract and leads the performance of the contract unavailable, the breach party shall bear the responsibility of breach of the contract and pay the indemnities to the observed party.

  Headlines of the articles omitted
  Confidentiality Clause
  Dispute Settlement
  Exhibitions
  Miscellaneous